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                                October 1, 1998

CONFIDENTIAL

SkyLynx Communications, Inc.
103 Sarasota Quay
Sarasota, Florida 34236
Attention:  Jeff Mathias, Chief Executive Officer

Ladies and Gentlemen:

          Gerard Klauer Mattison & Co., Inc., ("GKM") is pleased to have been selected to serve as the investment banker for SkyLynx Communications, Inc. and its affiliates (the "Company"). This letter agreement (the "Agreement") confirms the terms of our engagement.

          GKM intends to work toward a firm commitment underwriting to effect a public offering of common stock of the Company (the "Securities"). GKM's intention is subject to satisfactory completion of its due diligence, the Company reporting financial results consistent with the estimates the Company has provided GKM, formal approval of GKM's commitment committee, no adverse change in the condition (financial or otherwise) of the Company or in general economic or financial market conditions, or in the price of the Company's publicly traded common stock, execution of an underwriting agreement (the "Underwriting Agreement") satisfactory to GKM and agreement on the price and terms of the offering.

          In order that GKM may work toward a firm commitment underwriting as described herein, the Company will use its best efforts to register the Securities under the Securities Act of 1933 and to register or qualify the Securities under the various state Blue Sky laws.

          In connection herewith, the Company shall pay to GKM a non-refundable retainer fee of $25,000 which is payable on the date of this agreement. This fee will be deducted from any expense allowance to which GKM is entitled.

          With regard to the terms of the offering, it is GKM's present intention, subject to the conditions listed above, to pursue an offering of approximately $25,000,000 to $40,000,000 in common stock. This amount does not include an underwriter's over-allotment option (which may be exercised on more than one occasion) of 15% of the securities offered, which option will be granted to GKM by the Company and will remain open for a period of 45 days. The underwriting commission for the offering will be 7% of the price of the Securities to the public. The actual pricing of the Securities to be sold in the public offering will be determined by GKM and the Company at the time of the offering, subject to then existing market and other conditions.

          Except as otherwise set forth in this Agreement, the Company will be responsible for all of the expenses of the offering of the Securities (regardless of whether or not the offering is consummated), including the following:

          a) the fees and disbursements of the Company's counsel and independent accountants;

          b) the cost of printing the registration statement (and any amendments or supplements thereto), prospectuses (including preliminary and final prospectuses, and any amendments or supplements thereto, and any term sheets as contemplated by SEC Rule 434), underwriting documents (including the Underwriting Agreement) and Blue Sky memoranda;

          c) the filing fees paid to the Securities and Exchange Commission, the National Association of Securities Dealers (the "NASD"), state Blue Sky commissioners;

          d) the fees and disbursements of underwriter's counsel in connection with state Blue Sky filings and filings with the NASD;

          e)   the cost of listing the Securities on Nasdaq;

          f) any costs associated with settlement in same day funds, if desired by the Company;

          g) any costs associated with preparing certificates for the Securities, and the fees of any transfer agent or registrar; and

          h) any travel and other out-of-pocket expenses of Company personnel.

          In addition, the Company agrees to pay GKM an expense allowance equal to 1% of the gross proceeds of the Offering on a non-accountable basis. It is understood that GKM may enter into other agreements with brokers/dealers who shall act as co-underwriters and/or dealers in connection with the offering of the Securities.

          The Underwriting Agreement shall provide that the Company and each of its present and future subsidiaries and affiliates will grant to GKM a right of first refusal for the period of two years after the closing date of the offering to act as lead-managing underwriter or lead-managing placement agent, as the case may be, for any public or private sale of any equity securities to be made by the Company or any of its present or future subsidiaries or affiliates; provided, however, that the material terms and conditions of GKM's retention are competitive with (a) the material terms and conditions customary for similar public or private offerings, as applicable, for similar companies in Company's sector or (b) if more favorable to the Company than the terms described in (a), the material terms and conditions contained in a bona fide proposal for a public or private offering from another prospective underwriter of which GKM shall have been informed. With respect to each sale, the Company agrees that (i) GKM's name shall appear on the cover of each prospectus at the top left of any list of co-managers and
(ii) GKM shall have the right to "run the books" for the underwriters of such sale.

          The Underwriting Agreement shall provide that the Company and each of its present and future subsidiaries and controlled affiliates will grant to GKM a right of first refusal for the period of two years after the closing date of the offering to act as underwriter or placement agent, as the case may be, for any public or private sale of any debt securities to be made by the Company or any of its present or future subsidiaries or controlled affiliates; provided, however, that, subject to the last sentence of this paragraph, the material terms and conditions of GKM's retention are competitive with (a) the material terms and conditions customary for similar public or private offerings, as applicable, for similar companies in the Company's sector or (b) if more favorable to the Company than the terms described in (a), the material terms and conditions contained in a bona fide proposal for a public or private offering from another prospective underwriter of which GKM shall have been informed. To the extent that GKM exercises the right of first refusal contained in this paragraph, the Company agrees that GKM shall receive a minimum of 20% of the gross underwriting or placement fees, including any non-accountable expenses, associated with any such sale of debt securities and that (i) GKM's name shall appear on the cover of each prospectus at the top left of any list of co-managers and (ii) GKM shall have the right to "run the books" for the underwriters of such sale.

          If a business combination involving the Company or any of its subsidiaries, including, without limitation, a merger or consolidation, a sale or purchase of assets of or formation of a joint venture, or an exchange or tender offer involving outstanding securities (a "Business Combination") occurs during the term of this Agreement, as amended or extended, or during the year after the expiration of such term, with any person identified to the Company by GKM or to whom GKM rendered any services under this Agreement, then the Company shall pay GKM an amount equal to 2% of the Total Consideration (as hereinafter defined) of the Business Combination. If the Company or any of its subsidiaries sells, or enters into any agreement to sell, in a public offering or private placement, any of its securities ("Sale") during the term of this Agreement, as amended or extended, or during the year after the expiration of such term, to any person identified to the Company by GKM or to whom GKM rendered any services under this Agreement, then the Company shall pay GKM an amount equal to 7% of the Total Consideration.

          For purposes of the preceding paragraph, "Total Consideration" is defined as the total value of all property (real or personal), cash, securities and other benefits, directly or indirectly, received or receivable by the Company or its officers, directors, subsidiaries, affiliates or shareholders. Total Consideration shall include, without limitation, the aggregate of all amounts payable pursuant to (i) any warrants, options, stock appreciation rights, convertible securities, stock purchase rights, whether or not vested, (ii) covenants not to compete, earn-out or contingent payment rights, or (iii) any other agreements, arrangements or understandings (other than bona fide employment, consulting or similar agreements, arrangements or understandings). Property shall be valued at the fair market value thereof as agreed by the parties hereto or, if the parties hereto are unable to so agree, as determined by a mutually acceptable independent appraiser, the cost of which shall be borne equally by the Company and GKM. Securities which are publicly traded shall be valued at the closing price of such securities as reported on a national exchange or the Nasdaq National Market if so listed or quoted or, if not so listed or quoted, the average of the closing ask prices as reported by Nasdaq, in either event for the last day prior to the closing date of such Sale or Business Combination; provided, however, that if the securities are not so listed or quoted, the securities shall be valued in the same manner as property. All debt instruments and other evidences of indebtedness and all obligations referred to in clauses (ii) or (iii) above shall be valued at the aggregate amount payable thereunder, irrespective of whether such payments are absolute or contingent, and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof. All amounts payable pursuant to the preceding paragraph are due and payable to GKM, in cash or by certified check, at the closing of such Business Combination or Sale.

          The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference.

          The Company shall not, and shall cause each of its executive officers, directors and each beneficial owner of more than 5% of the outstanding shares of Common Stock to enter into agreements to the effect that they shall not, for a period of 180 days after the commencement of the public offering of the Shares, without the prior written consent of GKM, offer to sell, sell, contract to sell, grant any option to sell, or otherwise dispose of, or require the Company to file with the Commission a registration statement under the Act to register, any shares of Common Stock or securities convertible into or exchangeable for Common Stock or warrants or other rights to acquire shares of Common Stock of which the undersigned is now, or may in the future become, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), other than pursuant to employee stock option plans or in connection with other employee incentive compensation arrangements.

          GKM's engagement hereunder may be terminated by either the Company or GKM at any time after one year from the date of this Agreement, upon written notice to that effect to the other party, it being understood that the expense, indemnification, reimbursement and contribution obligations of the Company shall survive any such termination. If GKM's services are terminated without just Cause (as defined herein), the Company shall pay to GKM (a) an aggregate fee of $50,000 ("Break-up Fee") (b) all reasonable out-of-pocket expenses incurred by GKM in connection with its services to be rendered hereunder, including all reasonable fees, disbursements and other charges of GKM's counsel and (c) all travel and other out-of-pocket expenses incurred by GKM (including fees and expenses of counsel) prior to, or as a result of, the determination not to proceed or breach of the said provisions hereof. For purposes hereof, "Cause" shall mean gross negligence, willful malfeasance, illegal actions, repeated failure (after notice) by GKM to discharge its obligations hereunder, or other acts or omissions of similar gravity.

          While this Agreement sets forth the present intentions of the Company and GKM with respect to the proposed offering, except for the obligations of the Company set forth in the next sentence, the obligations of the Company with regard to Business Combinations and the provisions relating to the payment of fees and expenses and indemnification, this Agreement does not constitute a legally binding agreement, and neither the Company nor GKM shall be legally bound until such time as a definitive Underwriting Agreement satisfactory to the parties is entered into. In the event the offering is not consummated due to any action or inaction of the Company or if GKM declines to enter into the Underwriting Agreement on the basis of a material adverse change in market conditions or in the business or financial results, financial condition or business prospects of the Company, the Company will reimburse GKM, upon request, for all of its out-of-pocket expenses incurred in connection with the public offering, including the fees, disbursements and other charges of its legal counsel.

          The Company represents and warrants to GKM that the consummation of the transactions contemplated hereby will not, as of the effective date of the offering of the Securities, result in a material breach of any of the terms, provisions or conditions of any agreement or understanding to which it is, or may become prior to such date, a party. The Company further agrees that, as of such effective date, there will be no legal basis for any claims or payments for services by any party (engaged by it) in the nature of a finder's fee with respect to the proposed offering of the Securities. During the term of this Agreement, the Company agrees not to enter into any agreement with, or engage, any other underwriter relating to a possible public offering of securities of the Company or any of its subsidiaries, or to effect any such transaction.

          This Agreement (including the attached Indemnification Agreement) sets forth the entire agreement between the parties, supersedes and merges all prior written or oral agreements with respect to the subject matter hereof, may only be amended in writing and shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State. Each party hereto hereby irrevocably submits for purposes of any action arising from this Agreement brought by the other party hereto to the jurisdiction of the courts of New York State located in the Borough of Manhattan and the U.S. District Court for the Southern District of New York. The Company (for itself, anyone claiming through it or in its name, and on behalf of its equity holders) and GKM each hereby irrevocably waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or the transactions contemplated hereby. This Agreement may not be assigned by either party without the prior written consent of the other party.

          Please confirm that the foregoing correctly sets forth our understanding by signing and returning to GKM the enclosed duplicate copy of this letter.

                         Very truly yours,

                         GERARD KLAUER MATTISON & CO., INC.



                         By:____________________________________
                         Name:
                         Title:


Accepted and Agreed to as of
the date first written above

SKYLYNX COMMUNICATIONS, INC.


By:_________________________
Name:
Title: